NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the following securities issued by FactorShares 2X: Gold Bull/S&P500 Bear (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Common Units of Beneficial Interest (suspended 11/22/2013) symbol: FSG


This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that on December 20, 2013, the issuer liquidated the securities listed above at a rate of $5.414768 per Common Unit. Accordingly, trading in the issue was suspended before the opening on the date specified above.